Exhibit (a)(5)(EE)

Updates to Shareholder FAQ timed to offer amendment and extension

What are the details of the updated Tender Offer announced May 14, 2025?

•	On May 14, 2025, Carlyle, SK Capital Partners and bluebird bio announced an amendment to the merger agreement.

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Under the amended agreement, stockholders may elect to receive either $5.00 per share or the original offer of $3.00 per share plus a contingent value right of $6.84 per share in cash payable upon achievement of a net sales milestone.

What action do stockholders need to take with regard to the updated agreement?

•	Stockholders that have previously tendered their shares and elect to receive the original offer of $3.00 per share plus a CVR do not need to take any further action in response to this update.

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Stockholders that have previously tendered their shares and wish to elect to receive $5.00 per share must withdraw and re-tender their shares and complete and sign the letter of election and transmittal attached to the Offer to Purchase in accordance with the instructions set forth therein

•	Stockholders that hold shares of bluebird common stock through a broker or other nominee may be subject to a processing cutoff that is prior to the tender deadline, so it is important to act now.

•	Stockholders who need assistance with tendering their shares of common stock of bluebird may contact the Information Agent, Innisfree M&A Incorporated, by calling toll-free at (877) 825-8793.

What is the timing to complete the transaction and when can shareholders expect to get paid out?

•	bluebird, Carlyle and SK Capital are working under a sense of urgency to complete the transaction as quickly as possible.

•	All required regulatory approvals to complete the acquisition of bluebird by Carlyle and SK Capital have been received.

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The parties expect to complete the merger promptly following the successful completion of the ongoing tender offer, which is scheduled to expire one minute after 11:59 p.m. New York City time on May 29, 2025.

•	For exact details on the payout process, please contact your individual broker or transfer agent.

Updates to Shareholder FAQ timed to offer amendment and extension

Does bluebird have enough cash runway to make it to close of the transaction?

•	As previously stated, bluebird entered into amendments to its loan agreement with Hercules Capital in connection with the transaction to ensure adequate liquidity through the closing.

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Unless a majority of shares are validly tendered into the agreement with Carlyle and SK Capital, as amended, the transaction will not close and bluebird will be at significant risk of defaulting on its loan agreements with Hercules Capital. It is unlikely that stockholders would receive any consideration for their shares in a bankruptcy or liquidation.

Where can I find tender offer materials?

•	The tender offer materials and recommendation statement filed with the SEC are available to all shareholders.

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Investors may obtain a free copy of the tender offer materials and other documents filed by Beacon Parent Holdings, L.P. (“Parent”), Beacon Merger Sub, Inc. (“Merger Sub”) and bluebird with the SEC at the website maintained by the SEC at www.sec.gov.

•	Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by bluebird under the “Investors & Media” section of bluebird’s website at www.bluebirdbio.com.

How many shares need to be tendered for this transaction to be approved?

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bluebird must obtain the tender of a majority of the outstanding shares of bluebird bio common stock for this transaction to be approved. The bluebird Board of Directors unanimously recommends that stockholders act now to tender into the offer.

What happens if bluebird does not receive shareholder support for this transaction?

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Unless a majority of shares are validly tendered into the agreement with Carlyle and SK Capital, the transaction will not close and bluebird will be at significant risk defaulting on its loan agreements with Hercules Capital. It is unlikely that stockholders would receive any consideration for their shares in a bankruptcy or liquidation.

Updates to Shareholder FAQ timed to offer amendment and extension

Is the Ayrmid offer still on the table?

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As announced on April 16, 2025, following three weeks of engagement, including a timeline extension, Ayrmid Ltd. (“Ayrmid”) did not submit a binding proposal to acquire bluebird and did not obtain the necessary financing.

•	No further progress has been made with respect to the Ayrmid proposal and the bluebird Board of Directors does not expect that a transaction with Ayrmid will materialize.

•	Accordingly, the only actionable transaction is Carlyle’s and SK Capital’s tender offer.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is not an offer to buy nor a solicitation of an offer to sell any securities of bluebird. The solicitation and the offer to buy shares of bluebird’s common stock is being made pursuant to a Tender Offer Statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials, that were filed by Beacon Parent Holdings, L.P. (“Parent”) and Beacon Merger Sub, Inc. (“Merger Sub”) with the SEC on March 7, 2025. In addition, bluebird has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC on March 7, 2025. The tender offer materials and the Solicitation/Recommendation statement, as they may be amended from time to time, contain important information that should be read carefully when they become available and considered before any decision is made with respect to the tender offer. Investors will be able to obtain a free copy of these materials and other documents filed by Parent, Merger Sub and bluebird with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, copies of these materials and other documents by calling Innisfree M&A Incorporated, the information agent for the Offer, toll-free at (877) 825-8793 for stockholders or by calling collect at (212) 750-5833 for banks or brokers.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 OF BLUEBIRD AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Updates to Shareholder FAQ timed to offer amendment and extension

Forward-Looking Statements

The statements included in this communication that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on bluebird’s current beliefs and expectations and include, but are not limited to: statements regarding beliefs about the potential benefits of the transaction contemplated by the Agreement and Plan of Merger, dated as of February 21, 2025 (the “Merger Agreement”), by and among bluebird, Parent and Merger Sub; the planned completion and timing of the transaction contemplated by the Merger Agreement; statements regarding bluebird’s future results of operations and financial position; bluebird’s expectations with respect to the commercialization of its products, including without limitation, patient demand, the timing and amount of revenue recognition; and bluebird’s ability to establish favorable coverage for its therapies. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing and completion of the offer and the merger; uncertainties as to the percentage of bluebird stockholders tendering their shares in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable regulatory and/or governmental entities (or any conditions, limitations or restrictions placed on such approvals); risks relating to bluebird’s liquidity during the pendency of the offer and the merger or in the event of a termination of the Merger Agreement; risks that the milestone related to the contingent value right is not achieved; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; risks related to diverting management’s attention from bluebird’s ongoing business operations; the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability; delays and challenges in bluebird’s commercialization and manufacturing of its products, including challenges in manufacturing vector for ZYNTEGLO and SKYSONA to meet current demand; the internal and external costs required for bluebird’s ongoing and planned activities, and the resulting impact on expense and use of cash, has been, and may in the future be, higher than expected, which has caused bluebird, and may in the future cause bluebird, to use cash more quickly than it expects or change or curtail some of its plans or both; substantial doubt exists regarding bluebird’s ability to continue as a going concern; bluebird’s expectations as to expenses, cash usage and cash needs may prove not to be correct for other reasons such as changes in plans or actual events being different than

Updates to Shareholder FAQ timed to offer amendment and extension bluebird’s assumptions; the risk that additional funding may not be available on acceptable terms, or at all; risks related to bluebird’s loan agreement, including the risk that operating restrictions could adversely affect bluebird’s ability to conduct its business, the risk that bluebird will not achieve milestones required to access future tranches under the agreement, and the risk that bluebird will fail to comply with covenants under the agreement, including with respect to required cash and revenue levels, which could result in an event of default; the risk that the efficacy and safety results from bluebird’s prior and ongoing clinical trials will not continue or be seen in the commercial context; the risk that the QTCs experience delays in their ability to enroll or treat patients; the risk that bluebird experiences delays in establishing operational readiness across its supply chain; the risk that there is not sufficient patient demand or payer reimbursement to support continued commercialization of bluebird’s therapies; the risk of insertional oncogenic or other safety events associated with lentiviral vector, drug product, or myeloablation, including the risk of hematologic malignancy; the risk that bluebird’s products, including LYFGENIA, will not be successfully commercialized; and other risks and uncertainties pertaining to bluebird’s business, including the risks and uncertainties detailed in bluebird’s prior filings with the SEC, including under the heading “Risk Factors” in bluebird’s Annual Report on Form 10-K for the year ended December 31, 2024, and any subsequent Quarterly Reports on Form 10-Q filed with the SEC.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update these statements to reflect events or circumstances after the date hereof, except as required by law.